Exhibit 10.a

TRUSTCO BANK

EXECUTIVE OFFICER INCENTIVE PLAN

(Amended and Restated as of February 16, 2016)

TRUSTCO BANK
EXECUTIVE OFFICER INCENTIVE PLAN
(Amended and Restated as of February 16, 2016)

i

TRUSTCO BANK
EXECUTIVE OFFICER INCENTIVE PLAN
(Amended and Restated as of February 16, 2016)

ARTICLE I

DEFINITIONS

Section 1.1.   “Bank” means Trustco Bank.

Section 1.2.   “Base Salary” means the annual salary payable to a Participant, including deferrals under Code Section 125 and exclusive of any bonuses, incentive awards, plan contributions or any other fringe benefit payable during the Plan Year.

Section 1.3.  “Beneficiary” means the person or persons designated by a Participant in writing to receive any benefits under the Plan upon the Participant's death.  If a Participant fails to designate a Beneficiary, if no such Beneficiary is living upon the death of such Participant, or if such designation is legally ineffective, then “Beneficiary” shall mean the Participant's revocable living trust, and if none the Participant's testamentary trust, and if none the Participant's estate.

Section 1.4.   “Board of Directors” means the Board of Directors of TrustCo Bank Corp NY.

Section 1.5.   “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.6.   “Committee” means the Compensation Committee of the Board of Directors, each member of which shall qualify as an “outside director” within the meaning of Treasury Regulation §1.162-27(e)(3).

Section 1.7.   “Disability” means a mental or physical condition which (i) in the opinion of a physician mutually agreed upon by the Board of Directors and the Participant, will prevent the Participant from carrying out the material job responsibilities or duties to which the Participant was assigned at the time the disability was incurred, and (ii) is expected to last for an indefinite duration or a duration of more than six months.

Section 1.8.   “Incentive Award” means the awards made pursuant to Section 3.1 herein.

Section 1.9.   “Participant” means any executive officer of the Bank or an affiliate who is approved by the Committee for participation in the Plan as provided in Article II.

Section 1.10. “Performance Goals” means the criteria and objectives established by the Committee prior to, or no later than ninety (90) days following, the commencement of the applicable Performance Year, which must be satisfied or met for the applicable Performance Year, as the case may be, as a condition to the Participant’s receipt of an Incentive Award.  The criteria and objectives may be based on one or more of the following weighted or unweighted performance measures for the Bank and/or an affiliate determined in the sole discretion of the Committee: return on average equity, return on average assets, efficiency ratio, ratio of non-performing assets to total assets, basic earnings per share, basic cash earnings per share, diluted earnings per share, diluted cash earnings per share, net income, core income, cash earnings, net interest income, non-interest income, general and administrative expense to average assets ratio, cash general and administrative expense to average assets ratio, cash efficiency ratio, cash return on average assets, return on average shareholders' equity, cash return on average shareholders' equity, return on average tangible shareholders' equity, cash return on average tangible shareholders' equity, core earnings, operating income, operating efficiency ratio, net interest rate spread, growth in fees and service charges income, loan production volume, growth in loan originations and loan origination fees, non-performing loans, loan charge offs (or net charge offs), allowance for loan losses, cash flow, regulatory capital ratios, deposit levels, tangible assets, improvement in or attainment of working capital levels, maintenance of asset quality, strategic business objectives (consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures), goals relating to capital raising and capital management, and pre-tax pre-provision core operating earnings.  Such Performance Goals may be absolute, based solely on the performance of the Bank or an affiliate, or relative, based on the Bank’s or an affiliate’s performance relative to one or more peer companies, and may be relative to performance in one or more prior years to as determined by the Committee.  When calculating the Performance Goals, including calculation of income applicable to the Performance Goals, the Committee shall exclude infrequent, unusual or one-time nonrecurring items.

Section 1.11. “Performance Year” means the Plan Year with respect to which the Performance Goals are to be achieved.

Section 1.12. “Plan” means the Trustco Bank Executive Officer Incentive Plan, as amended and restated as of February 16, 2016 and includes the Plan as it may be amended from time to time.

Section 1.13. “Plan Year” means the 12-month period beginning on any January 1 and ending on the following December 31.

Section 1.14. “Retirement” means termination on or after the earliest retirement date specified in the Retirement Plan of Trustco Bank.

ARTICLE II

PERFORMANCE GOALS AND PARTICIPATION

Section 2.1.   Prior to each Performance Year, or no later than ninety (90) days following the commencement of a Performance Year, the Committee may establish in writing one or more Performance Goals and the weighting thereof, if any, and the Incentive Award amounts or percentages relative to the level of achievement of the Performance Goals, as appropriate, for the Performance Year.

Section 2.2.   Prior to each Performance Year, or no later than ninety (90) days following the commencement of a Performance Year, (i) the Chief Executive Officer of the Bank may present to the Committee a list of the executive officer positions and/or individuals recommended for participation in the Plan for the applicable Performance Year and (ii) the Committee may act upon these recommendations and may select one or more executive officer positions and/or individuals to participate in the Plan for such Performance Year, which selection may include executive officers other than or in addition to the recommendations of the Chief Executive Officer.  As soon as practicable following the setting of the Performance Goals and selection of Participants for a Performance Year, the Bank and/or an affiliate, as appropriate, shall notify the Participants of their participation in the Plan for such Performance Year and the Performance Goals applicable to the Performance Year.

Section 2.3.   Subject to the provisions of Sections 2.4, 2.5, and 2.6 herein, individuals assigned to a position designated for participation in the Plan during the course of a Performance Year may be eligible for receipt of Incentive Awards even if they are in such positions only part of the Performance Year.  The Incentive Award payable to any such Participant will be prorated based upon portion of the Base Salary actually paid to such Participant during the number of days of service in the participating position during the Performance Year, if the amount of the Incentive Award is based on a percentage of Base Salary, or the number of days of service in the participating position during the Performance Year, if the amount of the Incentive Award is a fixed amount, as appropriate,  and subject to the actual level of achievement of the Performance Goals for such Performance Year.

Section 2.4.  A Participant who terminates employment due to Disability or Retirement prior to the end of the Performance Year  will be entitled to an Incentive Award for the Performance Year prorated based upon the portion of the Base Salary actually paid to such Participant during the Performance Year, if the amount of the Incentive Award is based on a percentage of Base Salary, or the number of days employed during the Performance Year, if the amount of the Incentive Award is a fixed amount, as appropriate, subject to the actual level of achievement of the Performance Goals for such Performance Year in which he terminates, as calculated under Section 3.1 herein, and any Incentive Award payable shall be paid when payments for that Performance Year are made under Section 3.3.

Section 2.5.   A Participant who dies prior to the end of the Performance Year will be entitled to an Incentive Award for the full Performance Year, subject to the actual level of achievement of the Performance Goals for such Performance Year, as calculated under Section 3.1 herein, and any Incentive Award payable shall be paid when payments for that Performance Year are made under Section 3.3.

Section 2.6.   A Participant who terminates employment prior to the end of a Performance Year for reasons other than death, Disability or Retirement, will cease to be a Participant in the Plan as of the date of termination of employment and will forfeit all rights to Incentive Awards accrued during the Performance Year in which the termination of employment occurs.

ARTICLE III

INCENTIVE AWARDS

Section 3.1.   A Participant selected for participation for a Performance Year will be entitled to an Incentive Award for such Performance Year to the extent the Performance Goals have been satisfied or met, as the case may be, for such Performance Year.  The Incentive Award may be an amount equal to the Participant’s Base Salary multiplied by a percentage, or a fixed amount, as determined by the Committee under Section 2.1 herein, based on the extent to which the Performance Goals have been satisfied or met, as the case may be, for that Performance Year, adjusted for weighting, if any, of the applicable Performance Goals, and subject to any maximum bonus limit set forth in Performance Goals established for the applicable Performance Year.

Section 3.2.  The Incentive Awards for a Performance Year will be determined and certified by the Committee in writing following the conclusion of the Performance Year after taking into account the level of achievement of the Performance Goals for that Performance Year and the performance of one or more of the Bank’s or an affiliate’s peer companies for that Performance Year, if such Performance Goals are relative to peer performance.

Section 3.3.    Unless deferred pursuant to Article IV below, Incentive Awards will be paid in cash to Participants in the year immediately following the Performance Year as soon as practicable following the determination of the Incentive Awards by the Committee, but no later than March 15th of the year following the Performance Year for which the award is payable.

ARTICLE IV

MANDATORY DEFERRAL

Section 4.1.   Except as provided in Section 4.2 below, the Committee may, in its sole discretion, require that payment of all or a portion of any Incentive Award be deferred to one or more dates in one or more years following the Performance Year and that payment of such deferred amounts be contingent on continued employment of the Participant and the achievement of one or more Performance Goals during the deferral period.  The Committee may approve payment of such deferred Incentive Awards at a percentage above, equal to or below one-hundred percent (100%) of the amount deferred depending on the level of achievement of the Performance Goals that payment of the deferred Incentive Awards is contingent on.  Any such deferral, including the deferral term, Performance Goals, level of achievement and payment percentage shall be made by the Committee no later than the date Participants are selected for the Performance Year or as otherwise permitted pursuant to Treasury Regulation 1.409A-2.

Section 4.2.   To the extent that a Participant terminates employment on account of death, Disability or Retirement during a Performance Year, the amount of Incentive Award earned by such Participant shall be calculated and paid to such Participant as provided in Sections 2.4 and 2.5 above and such amounts shall not be subject to any mandatory deferral.

Section 4.3   To the extent that a Participant earns an Incentive Award, calculated as provided in Section 3.2 above, that is subject to deferral, as provided in Section 4.1 above, but terminates employment on account of Disability or Retirement during the deferral period, such deferred Incentive Award will be prorated based on the number of days employed during the deferral period, subject to achievement of the Performance Goals and applicable payment percentage set for the deferral period, and paid to such Participant on the deferral payment date set by the Committee pursuant to Section 4.1 above.

Section 4.4   To the extent that a Participant earns an Incentive Award, calculated as provided in Section 3.2 above, that is subject to deferral, as provided in Section 4.1 above, but terminates employment on account of death during the deferral period, such deferred Incentive Award will not be prorated but will be subject to achievement of the Performance Goals and applicable payment percentage set for the deferral period, and paid to such Participant on the deferral payment date set by the Committee pursuant to Section 4.1 above.

Section 4.5    A Participant who terminates employment during a deferral period for reasons other than death, Disability or Retirement, will cease to be a Participant in the Plan as of the date of termination of employment and will forfeit all rights to any deferred Incentive Award.

Section 4.6   An individual who became a Participant because he was assigned to a position designated for participation in the Plan, who earned an Incentive Award calculated pursuant to Sections 3.1 and 3.2 above or prorated as provided in Section 2.3 above, as applicable, which Incentive Award is subject to mandatory deferral determined by the Committee as provided in Section 4.1 above, and who ceases to serve in the position designated for participation but remains employed by the Bank or an affiliate through the deferred Incentive Award payment date, will be eligible for payment of the deferred Incentive Award on the deferred payment date set by the Committee determined as follows.  To the extent that such Participant ceases to serve in the designated position prior to the end of the Performance Year and prior to the beginning of the deferral period, such Incentive Award, prorated as provided in Section 2.3 above, will be deferred and paid on the deferred payment date set by the Committee, as provided in Section 4.1 above, but the amount of the deferred Incentive Award to be paid out will be equal to one-hundred percent (100%) of the deferred amount, and will be payable without regard to the achievement of any Performance Goals set for the deferral period.  To the extent that such Participant ceases to serve in the designated position during the deferral period, such deferred Incentive Award will be prorated based on the number of days of service in the participating position during the deferral period, subject to achievement of the Performance Goals and applicable payment percentage set for the deferral period, and paid to such Participant the number of days of service in the participating position during the deferral period.

ARTICLE V

CLAIMS

Section 5.1.   The following information is intended to comply with the requirements of ERISA and provides the procedures a Participant (and any other person claiming benefits under the Plan) may follow if he or she disagrees with any decision about participation or payments of any Incentive Award under the Plan.  The Plan shall be administered by the Committee, who shall be deemed the Plan Administrator for purposes of ERISA, and any determination by the Committee under the Plan shall be final and binding and is not subject to review.

Section 5.2.   Individuals who believe they are entitled to benefits under the Plan and do not receive the benefits they believe they are entitled to, or who have questions about the amounts they receive, must file a written claim with the Committee, setting forth the questions and/or reasons they believe they are entitled to benefits under the Plan.

Section 5.3.   If the Committee denies an individual’s claim for benefits under the Plan, the Committee will send the individual written notice of such denial within ninety (90) days (in special cases, more than 90 days may be needed and he or she will be notified if this is the case) explaining:

(1)            the specific reason or reasons for the denial;

(2)            the specific provisions on which the denial is based;

(3)            any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary; and

(4)            an explanation of the Plan’s claim review procedure.

Section 5.4.   If a claim is denied or the individual disagrees with the amount of any payment, he or she may file a written request for review within sixty (60) days after receipt of such denial.  This request should be filed with the Committee.  The written request should ask for a review and include the reasons why the individual believes the claim was improperly denied, as well as any other appropriate data, questions or comments.  In addition, an individual is entitled to:

(1)            review documents pertinent to his or her claim at such reasonable time and location as shall be mutually agreeable to the individual and the Committee; and

(2)            submit issues and comments in writing to the Committee relating to his or its review of the claim.

Section 5.5.   The Committee shall render a final decision within sixty (60) days of receipt of such request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible.  The Committee shall deliver or cause to be delivered to such individual a written notice of the decision on the appeal, indicating the specific reasons for the decision as well as specific references to the Plan provisions on which the decision is based.

ARTICLE VI

AMENDMENT AND TERMINATION

Section 6.1.  The Board of Directors may amend or terminate the Plan at any time; provided, however, that no such amendment or termination may alter or impair any Participant's rights previously granted under the Plan as of the date of such amendment or termination without his consent; provided, however, notwithstanding anything to the contrary herein, an amendment adopted for the purpose of complying with Section 409A of the Code may be made without the consent of Participants.

ARTICLE VII

ADMINISTRATION

Section 7.1.   The Plan shall be administered by the Committee, in accordance with its terms, for the exclusive benefit of Participants.

Section 7.2.   The Committee shall have authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, to determine the conditions subject to which any Incentive Awards may be made or payable, and to make any other determinations which it believes necessary or advisable for the administration of the Plan.  Determinations by the Committee shall be made by a majority vote.  All determinations of the Committee must be made in the good faith exercise of the duties of the Committee members under the Plan and must have a sound, rational basis, which such determinations, and the basis therefor, must be recorded in writing and maintained by the Committee.  All determinations and interpretations of the Committee shall be final, binding, and conclusive as to all persons.

ARTICLE VIII

MISCELLANEOUS

Section 8.1.   Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall give the Participant the right to be retained in the employ of the Bank or interfere with the right of the Bank to discharge the Participant at any time.

Section 8.2.   No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or encumbrance of any kind except by will, by the laws of descent and distribution or by Beneficiary designation herein.

Section 8.3.  All rights hereunder shall be governed by and construed according to the laws of the State of New York, except to the extent such laws are preempted by the laws of the United States of America.  In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.

Section 8.4.   Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Bank and the Participant or any other person.  To the extent that any person acquires the right to receive payment from the Bank under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank.

Section 8.5.   The terms of the Plan shall be binding upon and inure to the benefit of the Bank, its successors and assigns, and the Participant and his heirs and legal representatives.

Section 8.6.   Any payment to be made from the Plan to a Participant following his death shall be paid to such Participant’s Beneficiary.

Section 8.7.   All payments and benefits hereunder are intended to comply with or be exempt from the provisions of Code Section 409A and the regulations promulgated thereunder (“Section 409A”), such that a Participant will not be subject to any additional tax, interest or penalty under Section 409A.  To the extent that there are any ambiguities in this document, they shall be interpreted and administered consistent with such intent.  Notwithstanding the immediately prior sentence, (i) if any term or provision of this Plan intended to cause a payment or benefit hereunder to be compliant with Section 409A is found to cause such payment or benefit to be noncompliant therewith or (ii) if any term or provision of this Plan intended to cause a payment or benefit hereunder to be exempt from Section 409A is found to cause such payment or benefit to be subject thereto, in each case, in any jurisdiction, such provision shall be struck as void ab initio, and a compliant or exempt term or provision, as applicable, shall be deemed substituted for such noncompliant or nonexempt provision, as applicable, that preserves, to the maximum lawful extent, the intent of the Plan, and any court or arbitrator so holding shall have authority and shall be instructed to substitute such compliant or exempt provision; provided, however, that if any such noncompliance or nonexemption, as applicable, is due to a deficiency of one or more terms or provisions, such appropriate terms or provisions shall be deemed to be added to cure such noncompliance or nonexemption, as applicable, that preserves, to the maximum lawful extent, the intent of the Plan, and any such court or arbitrator shall have authority and shall be instructed to supplement the Plan with such compliant or exempt terms or provisions, as applicable.  If, due to any payment schedule subject hereto with respect to any amount payable pursuant hereto, the payment of or entitlement to such amount would cause a Participant to incur any additional tax or interest under Section 409A, the Committee may, after consulting with such Participant, reform such applicable payment schedule, with respect to such Participant only, to the extent necessary to comply with Section 409A, but only if, after consultation, such payment schedule can be reformed to so comply; provided, however, that any such reformation shall preserve, to the maximum extent practicable, the economic benefit to such Participant of the applicable amount without violating the provisions of Section 409A.  Nothing herein, and no act taken or not taken by the Committee in consultation with a Participant is intended to guarantee compliance with Section 409A.

Section 8.8.   With respect to payments of nonqualified deferred compensation (within the meaning of Section 409A) payable upon a termination of employment, each reference to a termination of a Participant’s employment will be deemed to refer to the Participant’s “separation from service” as defined in Treas. Reg. § 1.409A-1(h).

Section 8.9      Notwithstanding anything herein to the contrary, any payment of nonqualified deferred compensation (within the meaning of Section 409A) to a Participant who is a “specified employee” as defined in Section 409A upon such Participant’s separation from service will be delayed until the first day of the seventh month following such Participant’s separation from service.